SUPERTEX, INC.                                                                                                PRESS RELEASE

FOR IMMEDIATE RELEASE                                                                     Contact:     Dr. Henry C. Pao
October 20, 2005                                                                                         President & CEO
                                                                                            Tel:   408-222-8888
                                                                                            Fax:   408-222-4800
                                                                                         Email:   investors@supertex.com

SUPERTEX REPORTS SECOND FISCAL QUARTER RESULTS

Sunnyvale, CA (Oct. 20, 2005) - Supertex, Inc. (NASDAQ: SUPX) today reported net sales of $20,226,000 for its second fiscal quarter ended October 1, 2005, a 30% increase from the $15,548,000 reported for the same quarter of the prior fiscal year, and a 26% increase compared with the prior quarter of $15,993,000. Net income for the quarter increased 122% to $4,247,000 or $0.31 per share on a diluted basis from $1,916,000 or $0.15 on a diluted basis for the same quarter of the prior fiscal year, and increased 51% from $2,819,000 or $0.21 per share on a diluted basis when compared with the prior quarter.

For the six-month period ended October 1, 2005 compared to the same period of the prior fiscal year, net sales increased 22% from $29,790,000 to $36,219,000, and net income increased 87% from $3,776,000 to $7,066,000.

Dr. Henry C. Pao, President and CEO, commented, “I am happy to report that our net sales grew by 26% sequentially in our second fiscal quarter, and 30% year over year. Most of our revenue came from products introduced in the past three years, which validates our research and development expenses on new products. The quarter was characterized by increases in sales of all our revenue drivers. In absolute numbers, the most significant increase was in EL drivers for cell phones, but significant percentage gains were made in the other product areas, albeit from smaller bases.  Revenue from our imaging products grew faster than our overall revenue while revenue from our medical imaging and telecom products grew slower than our overall revenue. Our book-to-bill ratio was positive. With forecast inputs from our major customers, we are expecting modest sequential growth in our third fiscal quarter, and more robust growth in our fourth fiscal quarter, fueled mainly by our new products and new customers.

Our gross margin dropped 1% to 56%, from the prior fiscal quarter, primarily due to a less favorable product mix despite increased capacity utilization as sales of medium gross margin EL driver ICs increased dramatically. Recent standards adjustments due to higher capacity utilization in our fab and test areas also affected the gross margin adversely.

Cash flow from operations was positive in the quarter. Cash, cash equivalents, and short-term investments increased by $5,401,000 to $96,299,000 during the quarter, primarily from operating activities. Our research and development expenses in the quarter decreased $161,000 from prior quarter to $2.6 million, because some of the resources were shifted to new product production and yield enhancements. Our sales and marketing expenses increased by only $184,000 or 9% from the prior quarter, while net sales increased 26% from the prior quarter. We are accelerating our new product introductions, particularly in LED driver and medical ultrasound product lines.”

Forward Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will", "intends", "expects", "plans", "believes", "anticipates" and "estimates." Examples of forward-looking statements include that we are expecting modest sequential growth in our third fiscal quarter, and more robust growth in our fourth fiscal quarter, fueled mainly by our new products and new customers, and that we are accelerating our new product introductions, particularly in LED driver and medical ultrasound product lines. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input, whether competitors introduce devices at lower prices than our devices causing price erosion, and whether we encounter technical issues in readying products for introduction as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on October 20, 2005, following the earnings release. President and Chief Executive Officer, Dr. Henry C. Pao and Executive Vice President, Richard E. Siegel will present an overview of the second fiscal quarter financial result, discuss current business conditions and then respond to questions.

The call is available live to listen or ask questions to any interested party by dialing 800-905-0392 (domestic) or 785-832-0326 (toll, international) before the scheduled start time, and asking to be connected to the Supertex Second Fiscal Quarter Investor Call. A recorded replay will be available until 11:59 P.M. EST, November 3, 2005 by dialing 800-839-0866 (domestic) or 402-220-0662 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Henry Pao at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our Website at http://www.supertex.com.

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three-months Ended		Six-months Ended
	(in thousands, except per share amounts)
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net sales	$20,226	$15,548	$36,219	$29,790
Cost of sales	8,844	7,431	15,650	14,500
Gross profit	11,382	8,117	20,569	15,290
Research and development	2,598	2,686	5,357	5,156
Selling, general and administrative	3,248	2,949	6,436	5,351
Income from operations	5,536	2,482	8,776	4,783
Interest and other income, net	702	377	1,608	772
Income before income taxes	6,238	2,859	10,384	5,555
Provision for income taxes	1,991	943	3,318	1 ,779
Net income	$4,247	$1,916	$7,066	$3,776
Net income per share
Basic	$0.32	$0.15	$0.54	$0.29
Diluted	$0.31	$0.15	$0.53	$0.29
Shares used in per share computation
Basic	13,180	12,943	13,129	12,924
Diluted	13,628	13,144	13,422	13,097

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	October 1, 2005	April 2, 2005
	(in thousands)
ASSETS
Cash and cash equivalents	$22,378	$38,634
Short term investments	73,921	49,783
Accounts receivable, net	11,465	7,898
Inventories, net	13,806	12,624
Deferred income taxes	6,321	6,322
Other current assets	879	917
Total current assets	128,770	116,178
Property, plant and equipment	7,585	7,992
Other assets	98	96
Deferred income taxes	2,111	2,111
TOTAL ASSETS	$138,564	$126,377
LIABILITIES
Trade accounts payable	$3,613	$3,280
Accrued salaries, wages and employee benefits	10,164	8,720
Other accrued liabilities	1,115	634
Deferred revenue	3,124	3,610
Income taxes payable	3,072	3,038
Total current liabilities	21,088	19,282

SHAREHOLDERS' EQUITY
Common stock	39,545	35,343
Retained earnings	77,931	71,752
Total shareholders' equity	117,476	107,095
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$138,564	$126,377